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Exhibit 5.2

Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

September 10, 2012

DIRECTV
DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

        We have acted as counsel to DIRECTV Holdings LLC (the "Company") and DIRECTV Financing Co., Inc. ("Finance Co." and together with the Company, the "Issuers"), DIRECTV ("Parent") and to DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV, LLC, DIRECTV Home Services LLC and LABC Productions, LLC (each a "Guarantor" and collectively, with Parent, the "Guarantors" and together with the Issuers and Parent, the "Companies"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of Post-Effective Amendment No. 1 (the "Amendment") to the Companies' Registration Statement on Form S-3 (the "Registration Statement") filed on August 10, 2010 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of the guarantee of Parent to be issued in connection with the Issuers' debt securities (the "New Guarantee"). The New Guarantee may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus pursuant to Rule 415 under the Act.

        The New Guarantee will be issued under an Indenture (the "Indenture") among the Issuers, the Guarantors and The Bank of New York Mellon, as Trustee (the "Trustee"), to be entered into, as supplemented and amended.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the Prospectus, (iii) Indenture, which has been incorporated by reference as an exhibit to the Registration Statement and filed with the Commission and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Parent, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Parent.

        Based on the foregoing, and subject to the qualifications stated herein and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement's effectiveness will have been issued and remain in effect, in each case, at the time the New Guarantee is offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the New Guarantee offered thereby and will at all relevant times comply with all applicable laws, (iii) Parent has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) the New Guarantee will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, and (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any New Guarantee will have been duly authorized and validly executed and delivered by the Companies and the other party or parties thereto, we are of the opinion that:

        Assuming that the issuance and terms of any New Guarantee and the terms of the offering thereof have been duly authorized, when (i) the Indenture and the New Guarantee have been duly executed, authorized and delivered by all parties thereto, (ii) the terms of the New Guarantee to be issued under the Indenture have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on Parent, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Parent and (iii) the New Guarantee has been duly executed in accordance with the Indenture and the related Notes have been issued and sold as contemplated in the Registration Statement, the Prospectus and any prospectus supplement relating thereto, and in accordance with any underwriting agreement, such New Guarantee will constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

        The opinion expressed above with respect to validity, binding effect and enforceability is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto. The opinions are also subject to (i) the Registration Statement becoming effective pursuant to applicable law and (ii) the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.

        The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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  Exhibit 5.2